CERTIFICATE OF DESIGNATIONS
                               OF
             SERIES B PARTICIPATING PREFERRED STOCK
                               OF
                    EXCAL ENTERPRISES, INC.

(Pursuant to Section 151 of the Delaware General Corporation Law)

      EXCAL ENTERPRISES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law by unanimous written consent on September 29, 1997:

      RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board"), in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a series of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

      Section 1. Designation and Amount. The shares of such series shall be designated as the "Series B Participating Preferred Stock" (the "Series B Preferred Stock"). The number of shares constituting the Series B Preferred Stock shall be 5,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that such increase, together with the aggregate number of authorized shares of all other series' of preferred stock of the Corporation, does not exceed the total number of authorized shares of preferred stock of the Corporation and provided further that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares of such series then outstanding.

     Section 2.  Dividends and Distributions.

           (A) The holders of shares of Series B Preferred Stock, in preference to the holders of shares of Series A Preferred Stock and in preference to the holders of Common Stock, par value $0.001 per share of the Corporation (the "Common Stock"), and in preference to any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, preferential dividends, payable in cash on the first day of January, April, July, and October of each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fractional share of Series B Preferred Stock, at a rate per annum (rounded to the nearest cent) equal to six percent (6%) of the Liquidation Value of the Series B Preferred Stock, as defined in Section 6 hereof.

          (B) Dividends shall begin to accrue on outstanding shares of Series B Preferred Stock from the Quarterly Dividend Payment Date following the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share by share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

     Section 3. Voting Rights. Holders of shares of Series B Preferred Stock shall have no voting rights.

     Section 4.  Certain Restrictions.

           (A) In the event that quarterly dividends or other dividends or distributions payable on the Series B Preferred Stock as provided in
     Section 2 are unpaid, the Corporation shall not in such quarter:

                      (i) declare or pay dividends, or make any other distributions, on any share of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock;

                      (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                      (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock, provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series B Preferred Stock; or

                     (iv) purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shares of stock ranking on a parity with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

           (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph
     (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

      Section 5. Reacquired Shares. Any shares of Series B Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock without designation as to series and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Restated Certificate of Incorporation, or in any other Certificate of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

       Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of Common Stock, Series A Preferred Stock, or any other stock ranking junior to the Series B Preferred Stock upon liquidation, distribution or winding up, unless prior thereto, the holders of shares of Series B Preferred Stock shall have received $2 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon declared for such quarter (the "Liquidation Value"), or (2) to the holders of shares of stock ranking on a parity with the Series B Preferred Stock upon liquidation, dissolution or winding up, except distributions made ratably on the Series B Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

      Section 7. No Redemption. Shares of the Series B Preferred Stock shall not be redeemable.

       Section 8. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, voting together as a single class.

      IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its President this 8th day of October, 1997.

                                   EXCAL ENTERPRISES, INC.


                                   By: /S/ W. CAREY WEBB
                                         -----------------------------
                                        W. Carey Webb
                                   Its: President